SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a party other than the Registrant [ ]

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

VYTERIS HOLDINGS (NEVADA), INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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VYTERIS HOLDINGS (NEVADA), INC.

April 26, 2007

Dear Stockholder:

On behalf of the board of directors and management, I am pleased to invite you to the annual meeting of the stockholders of Vyteris Holdings (Nevada), Inc. The meeting will be held on June 13, 2007 at 9:30 a.m. New York City Time at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068. A notice of meeting, proxy statement and proxy card are enclosed for your review.

I urge you to read the enclosed materials carefully and to complete, sign and mail promptly the proxy card contained with this letter to assure that your vote will be counted.

The officers, directors and staff of Vyteris Holdings (Nevada), Inc. sincerely appreciate your support.

Very truly yours,
/s/ Donald F. Farley
Donald F. Farley
Chairman of the Board

VYTERIS HOLDINGS (NEVADA), INC.

Notice of Annual Meeting

An annual meeting of stockholders of Vyteris Holdings (Nevada), Inc. will be held on June 13, 2007 at 9:30 a.m. New York City Time at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068.

At the meeting you will be asked to consider and act upon the following:

1.     A proposal to elect five directors of the Company to serve until the expiration of their terms and thereafter until their successors have been duly elected and qualified.

2.     To conduct other business if properly raised at the meeting or any adjournment thereof.

Only stockholders of record at the close of business on May 2, 2007 are entitled to notice of, and to vote at, the meeting. You are invited to attend the meeting. Whether or not you plan to attend in person, you are urged to sign and return immediately the enclosed proxy in the envelope provided. No postage is required if the envelope is mailed in the United States. The proxy is revocable and will not affect your right to vote in person if you are a stockholder of record and attend the meeting.

By Order of the Board of Directors,

David DiGiacinto
/s/ David DiGiacinto
Secretary

Fair Lawn, New Jersey
April 26, 2007

Please complete, sign and date the enclosed proxy and mail it as promptly as possible. If you attend the meeting and vote in person, the proxy will not be used.

VYTERIS HOLDINGS (NEVADA), INC.
13-01 Pollitt Drive
Fair Lawn, New Jersey 07410

PROXY STATEMENT

The board of directors of Vyteris Holdings (Nevada), Inc. (the "Company" or "Vyteris") is soliciting proxies for use at the annual meeting of stockholders to be held at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068 at 9:30 a.m., New York City Time on June 13, 2007, and for use at any adjournments thereof. We refer to this meeting as the Annual Meeting. This proxy statement and the enclosed form of proxy are first being sent to stockholders on or about May 9, 2007.

TABLE OF CONTENTS

Voting Procedures Questions And Answers Regarding This Proxy	2

Security Ownership Of Certain Beneficial Owners And Management	5

Section 16(A) Reporting	8

Corporate Governance	8

Proposal One: Election Of Directors	8

Board Of Directors And Its Committees; Director Compensation	10

Compensation Committee Interlocks And Insider Participation; Other Transactions	13

Compensation Of Outside Directors	13

Proposal Two: Consideration Of Other Matters	15

Executive Compensation	15

Principal Accountant Fees And Services	14

Certain Relationships And Related Transactions	19

Other Matters	22

Exhibit A - 2005 Outside Director Stock Incentive Plan	A-1

VOTING PROCEDURES AND QUESTIONS AND ANSWERS REGARDING THIS PROXY

A form of proxy is enclosed designating persons named therein as proxies to vote shares at the annual meeting. Each proxy in that form properly signed and received prior to the meeting will be voted as specified in the proxy or if not specified, FOR the election as directors of those nominees named in this Proxy Statement and FOR other proposals put forth by the Board of Directors as stated herein. Should any nominee for director named in this Proxy Statement become unavailable for election, which is not anticipated, it is intended that the persons acting under the proxies will vote for the election in his or her stead of such other person as may be nominated by the Board of Directors.

At the time this Proxy Statement was mailed to stockholders, management was not aware that any matter other than the matter described above would be presented for action at the Annual Meeting. If other matters properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect to those matters in accordance with the best judgment of the persons voting them.

Any stockholder who returns a proxy on the enclosed form has the right to revoke that proxy at any time before it is voted. Any stockholder who submitted a proxy by mail may change their vote or revoke their proxy by (a) filing with the Secretary of the Company a written notice of revocation or (b) timely delivering a valid, later-dated proxy. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless the stockholder gives written notice of revocation to the Secretary before the proxy is exercised or such stockholder votes by written ballot at the Annual Meeting.

The presence in person or by properly executed proxy of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. The votes of stockholders present in person or represented by proxy at the Annual Meeting will be tabulated by inspectors of election appointed by the Company. The inspectors of election will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, do not technically constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of votes cast. The inspectors of election will treat shares referred to as "broker non-votes" (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Assuming a quorum is present, the nominees for director receiving a plurality of votes cast at the annual meeting will be elected directors, and other matters shall be approved for which the number of shares of common stock voted in favor of the proposal exceeds the number of shares of common stock voted against it. A proxy that has properly abstained with respect to any proposal will not be voted with respect to the nominee or nominees indicated, although it will be counted for the purposes of determining whether there is a quorum.

The cost of soliciting the proxies to which this Proxy Statement relates shall be borne by the Company. In following up the original solicitation of proxies by mail, the Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the stock and will reimburse them for their expenses. In addition to the use of the mail, and without additional compensation therefore, proxies may be solicited in person or by telephone, facsimile or telegram by officers and regular employees of the Company.

The following questions and answers are intended as a summary explanation as to voting procedures and other general matters discussed in this Proxy Statement.

What Is the Purpose of the Annual Meeting?

At our annual meeting, shareholders will vote on the matters outlined in the accompanying notice of annual meeting. In addition, our management will report on our performance during fiscal 2006 and respond to questions from shareholders.

Who Is Entitled to Vote?

Only shareholders of record at the close of business on the record date, May 2, 2007, are entitled to receive notice of the annual meeting and to vote the shares of common stock they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of our common stock entitles its holder to cast one vote on each matter to be voted upon.

What Constitutes a Quorum?

For purposes of voting on all matters, the presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. As of April 27, 2007, 79,250,453 shares of our common stock were outstanding. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting.

In addition, holders of record of the Company’s Series B Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock” and, together with the Common Stock, the “Capital Stock”), at the close of business on the Record Date are entitled to vote at the Special Meeting on an as-converted basis together with holders of the Common Stock as a single class on all matters to be voted on by holders of Common Stock. Each share of Preferred Stock is convertible at any time, upon the option of the holder, into 0.2793 shares of Common Stock subsequent to March 31, 2007. On the Record Date, there were 7,500,000 outstanding shares of Preferred Stock, which, in the aggregate, are entitled to 2,095,000 votes on each matter submitted for a vote of the holders of Common Stock at the Annual Meeting.

How Do I Vote?

If you complete and properly sign the accompanying proxy card and return the card to us, the card will be voted as you direct. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank.

Can I Change My Vote After I Return My Proxy Card?

Yes. You can revoke your proxy at any time before it is exercised in any of three ways:

•	by submitting written notice of revocation to the Secretary of the Company;

•	by submitting another proxy that is later dated and properly signed; or

•	by voting in person at the meeting.

What Are the Board’s Recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is to vote FOR election of each of the nominated directors. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.
What Vote Is Required to Approve Each Proposal?

Election of Directors. The affirmative vote of a plurality of the votes cast by the shareholders entitled to vote at the meeting is required for the election of directors. A properly executed proxy marked “ABSTAIN” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted in determining whether there is a quorum. Therefore, so long as a quorum is present, abstaining will have no effect on whether one or more directors are elected.

How Do I Vote My Shares If They Are Held in the Name of My Broker (Street Name)?

If your shares are held by your broker, often referred to as being held in “street name,” you will receive a form from your broker seeking instruction as to how your shares should be voted. If you do not issue instructions to your broker, your broker is permitted to vote, in the broker’s discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters. A broker non-vote occurs when the broker returns a proxy card without a vote on the non-routine matter. Your broker may or may not be permitted to exercise voting discretion with respect to any matter not listed above that properly comes before the meeting. Shares represented by broker non-votes will not be counted as votes for or against any director nominee, but they will be counted in determining whether there is a quorum for purposes of these proposals.

What Happens If I Do Not Vote on One or More Proposals?

If you do not vote with regard to one or more proposals, as opposed to marking “ABSTAIN” with regard to those proposals, your shares will be voted FOR such proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Capital Stock as of March 31, 2007, by (i) each person who is known by the Company to be the beneficial owner of more than 5% of either the outstanding Common Stock or the outstanding Preferred Stock; (ii) each of the Company’s directors and executive officers; and (iii) all of the Company’s directors and executive officers as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of Vyteris Holdings (Nevada), Inc., 13-01 Pollitt Drive, Fair Lawn, New Jersey 07410. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person under options or warrants exercisable within 60 days of March 31, 2007, are deemed beneficially owned by such person and are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other stockholders.

Title of Class	Name of Beneficial Owner	Number of Shares	Percentage of Outstanding Shares in Class

Preferred Stock:
5% Holders:
	Kevin Kimberlin (1)	2,069,866	98.8%
Directors and Officers:
	Timothy McIntyre	--	*
	Donald Farley	25,134	1.2%
	David DiGiacinto	--	*
	Russell O. Potts	--	*
	Gregory B. Lawless	--	*
	Ashutosh Sharma	--	*

	Directors and Officers as a Group (6 persons)	25,134	1.2%

Common Stock:
5% Holders
	Kevin Kimberlin (2)	33,385,590	35.3%
	Qubit Holdings, LLC (3)	9,177,850	11.2%
Directors and Officers:
	Donald Farley (4)	260,572	*
	Timothy McIntyre (5)	200,000	*
	David DiGiacinto (6)	25,545	*
	Russell O. Potts (7)	524	*
	Gregory B. Lawless	--	*
	Ashutosh Sharma (8)	133,457	*

	Directors and Officers as a Group (6 persons) (9)	620,098	*
* Represents less than one percent

1.	Represents 7,410,020 shares of Preferred Stock owned by Spencer Trask Specialty Group LLC (“STSG”), of which Mr. Kimberlin is the non-managing member.

2.
Represents (i) 14,999,979 shares of Common Stock owned by STSG, of which Mr. Kimberlin is the non-managing member; (ii) 4,333,812 shares of Common Stock issuable upon the exercise of warrants acquired by STSG in connection with a line of credit extended to the Company; (iii) 52,083 shares of Common Stock issuable upon the exercise of warrants issued in connection with $250,000 aggregate principal amount of subordinated convertible promissory notes issued to STSG in 2006; (iv) 2,236,063 shares of Common Stock issuable upon the conversion of $5,370,000 aggregate principal amount of subordinated convertible promissory notes issued to STSG in 2006; (v) 2,069,866 shares of Common Stock issuable upon conversion of Preferred Stock held by STSG; (vi) 34,917 shares of Common Stock issuable upon the exercise of warrants held by STSG (excluding the warrants listed in clause (ii) above); (vii) 278,164 shares of Common Stock owned by Scimitar Holdings, LLC, a New York limited liability company and wholly-owned subsidiary of Spencer Trask & Co., a Delaware corporation of which Mr. Kimberlin is the controlling stockholder and chairman; (viii) 7,749,645 shares of Common Stock issuable upon the exercise of warrants issued to Spencer Trask Ventures, Inc., a wholly-owned subsidiary of Spencer Trask & Co.; (ix) an aggregate of 388,272 shares of Common Stock owned by Spencer Trask Private Equity Fund I LP, Spencer Trask Private Equity Fund II LP, Spencer Trask Private Equity Accredited Fund III LLC and Spencer Trask Illumination Fund LLC (together, the “Funds”); and (x) 1,242,789 shares of Common Stock issuable upon the exercise of warrants issued to the Funds. Spencer Trask & Co. is the 100% owner of the manager of each of the Funds.

3.	Includes 5,386,318 shares of Common Stock owned by Qubit and 3,791,532 shares of Common Stock issuable pursuant to the exercise of warrants.

4.
Includes (i) 71,229 shares of Common Stock owned by Mr. Farley; (ii) 115,619 shares of Common Stock owned by a trust for which Mr. Farley serves as a trustee; (iii) 25,545 shares of Common Stock issuable upon conversion of Preferred Stock; (iv) 23,045 shares of Common Stock issuable upon exercise of warrants; and (v) 25,545 shares of Common Stock which are issuable upon the exercise of stock options. Mr. Farley, an employee of an affiliate of STSG, disclaims beneficial ownership with respect to securities owned by STSG and its affiliates, as he has no power to vote or dispose of those securities.

5.
Effective January 1, 2006, the first day of Mr. McIntyre’s employment with the Company, the Company agreed to issue to Mr. McIntyre, subject to stockholders’ approval, options to purchase 1,750,000 shares of Common Stock at an exercise price of $1.31 per share. These options will vest in tranches based on the achievement of milestones. 200,000 of those options have vested as of November 10, 2006, and no other options are expected to vest within 60 days following March 31, 2007.

6.
Represents shares of Common Stock which are issuable upon the exercise of stock options. Mr. DiGiacinto, an employee of an affiliate of STSG, disclaims beneficial ownership with respect to securities owned by STSG and its affiliates, as he has no power to vote or dispose of those securities.

7.	Represents shares of Common Stock which are issuable upon the exercise of stock options.

8.	Represents 133,357 shares of Common Stock which are issuable upon the exercise of stock options.

9.
Includes (i) 186,948 shares of Common Stock; (ii) 23,045 shares of Common Stock issuable upon exercise of warrants; (iii) 25,134 shares of Common Stock issuable upon conversion of Preferred Stock; and (iv) 384,971 shares of Common Stock, which are issuable upon the exercise of stock options.

Mr. Kimberlin, the Company’s controlling stockholder, has advised the Company that he intends to vote all of his shares of Capital Stock in favor of the proposals described in this Proxy Statement. As noted above, Mr. Kimberlin beneficially owns approximately 35.3% of the Common Stock and approximately 98.8% of the Preferred Stock. However, 15,649,309 shares of the Common Stock that he beneficially owns are issuable pursuant to either the exercise of warrants that were not exercised as of April 27, 2007 or the conversion of notes that were not converted as of April 27, 2007. As a result, of the 81,320,319 eligible votes at the Annual Meeting, 79,250,453 of which are represented by Common Stock and 2,069,866 of which are represented by Preferred Stock, Mr. Kimberlin controls the right to vote 17,736,281, or 21.8%, of such eligible votes.

Information with respect to Mr. Kimberlin that is set forth in this Proxy Statement is derived in part from Form 4 and Schedule 13D reports filed by Mr. Kimberlin with the Securities and Exchange Commission (the “SEC”).

SECTION 16(A) REPORTING

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and 10% stockholders to file with the Securities and Exchange Commission certain reports regarding such persons' ownership of the Company's securities. The Company is required to disclose any failures to file such reports on a timely basis. The Company is not aware of any such untimely filings during the fiscal year ended December 31, 2006.

CORPORATE GOVERNANCE

The Company has adopted a code of ethics entitled "Code of Ethics for the Senior Financial Officers, Executive Officers and Directors of Treasure Mountain Holdings, Inc." A copy is available to any person without charge upon written request to:

Vyteris, Inc.
Attention: Investor Relations
13-01 Pollitt Drive
Fair Lawn, New Jersey 07430

The Company has not yet formally adopted a Code of Conduct or Corporate Governance Guidelines but is currently reviewing these matters with a view toward implementation by the end of the 2007 fiscal year.

PROPOSAL ONE:
ELECTION OF DIRECTORS

Five directors are to be elected at the 2007 Annual Meeting for one-year terms expiring in 2008. There is no cumulative voting. The Board's nominees, each of whom currently is a member of the Board, are David DiGiacinto, Donald Farley, Timothy McIntyre, Gregory Lawless and Russell Potts.

The information provided below with respect to each of the nominees includes (1) name and age (as of March 31, 2007), (2) principal occupation and business experience during the past five years and (3) the year in which he became a director of the Company or its Vyteris, Inc. subsidiary. See "Principal Stockholders" above for information regarding the number and percentage of shares of Common Stock of the Company beneficially owned by each nominee as of March 31, 2006. This information has been furnished by the directors.

Name and Age	Principal Occupation and Business Experience	Year Became Director of the Company
David DiGiacinto, 53

Since April 2000, Mr. DiGiacinto has been a Senior Managing Director of Spencer Trask Specialty Group (“STSG”), an investment firm which is the Company's controlling stockholder, focused on investing in emerging and development companies in specialty chemicals, food ingredients and health care. From December 1982 to March 2000, he worked at Pfizer (a diversified health care company) in various positions including sales, marketing, business development and general management in the Chemical/Food Science and Consumer Health Care Groups. He holds a BS in Engineering from the U.S. Military Academy at West Point.
2000

Donald F. Farley, 64	Mr. Farley is the chief executive officer of STSG. Prior to joining STSG in 1998, Mr. Farley spent more than 30 years at Pfizer, most recently serving as President of Pfizer Consumer Health Care (from 1996 to 1998) and President of Pfizer Food Science Group (from 1993 to 1996). Mr. Farley received a BS in Chemical Engineering from the University of Rhode Island and a Masters of Business Administration from the University of Hartford.	2000
Gregory B. Lawless, Ph.D. 67	Dr. Lawless is the Managing Partner of Collins Mabry & Co., a strategic advisory firm for the life sciences industry, since 1998. From 1992 to 1998, Dr. Lawless served as President and Chief Executive Officer of Cygnus, Inc., a medical diagnostics company, and from 1989 to 1992, was President and Chief Operating Officer of Chiron Corporation, a biotechnology company. Dr. Lawless received his B.S. in pharmacy from Fordham University, his M.S. in analytical chemistry from St. John's University and his Ph.D. in physical organic chemistry from Temple University.	2006
Timothy McIntyre, 50	See "Executive Compensation - Executive Officers" below.	2006
Russell O. Potts, Ph.D, 60
Since 2002, Dr. Potts has served as an independent consultant in drug delivery, glucose monitoring, and medical devices. He previously served (from 1990 to 2002) in various research and development positions (most recently, Vice President, Research & Development)at Cygnus, Inc., a company which develops and manufactures diagnostic and drug delivery systems, where he helped develop the first FDA-approved continuous glucose-monitoring device for patient use, the GlucoWatch(R) Biographer. Prior to joining Cygnus, he led a Research and Development group at Pfizer to develop topically-applied drugs. Russell Potts received a MS degree in physical chemistry from Cornell University, and a Ph.D. in biochemistry from the University of Massachusetts, followed by a postdoctoral position in the Chemistry Department at Yale University.
		2005

The Board of Directors unanimously recommends voting FOR its nominees as directors.

BOARD OF DIRECTORS AND ITS COMMITTEES; DIRECTOR COMPENSATION

The Company is incorporated under the laws of the State of Nevada. The interests of stockholders of the Company are represented by the Board of Directors, which oversees the business and management of the Company. This solicitation of proxies is intended to give all stockholders the opportunity to vote for the persons who are to be their representatives, as directors, in the governance of the Company.

The Board currently consists of five members, each of whom has been nominated for a term of one year.

Vyteris' Board of Directors conducted ten meetings during 2006. No director currently on the Company's Board of Directors attended less than 75% of the Board and committee meetings that he was required to attend.

The Board of Directors has established a procedure that enables stockholders to communicate in writing with members of the Board. Any such communication should be addressed to Mr. Donald Farley, Chairman of the Board and should be sent to Mr. Farley c/o Vyteris Holdings (Nevada), Inc., 13-01 Pollitt Drive, Fair Lawn, New Jersey 07410. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Under the procedures established by the Board, upon the Chairman of the Board's receipt of such communication, the Company's Secretary will send a copy of such communication to each member of the Board, identifying it as a communication received from a shareholder. Absent unusual circumstances, at the next regularly scheduled meeting of the Board held more than two days after such communication has been distributed, the Board will consider the substance of any such communication.

Board members are encouraged, but not required by any specific Board policy, to attend the Company's annual meeting of stockholders. All of the current members of the Board except Mr. Lawless were members of the Board when the Company last conducted an annual meeting of stockholders.

BOARD COMMITTEES

The Board of Directors of the Company has four standing committees: an audit committee, a compensation committee, a nominating committee and a special finance committee. Each such committee is governed by a written charter. A copy of the audit committee charter was attached as Appendix A to Definitive Schedule 14A filed with the Commission on May 1, 2006.

There is also a Special Finance Committee, approved by the Board at its December 7, 2006 meeting, to consider and approve financing transactions, as well as any new transactions (or modifications to existing arrangements) with any holder of the Company’s stock that is an affiliate. Once approved by Special Finance Committee, all subject transactions will be submitted to full board approval by a vote of the majority of the disinterested directors in the transaction.

AUDIT COMMITTEE

The principal functions of the Audit Committee are (i) to oversee our accounting and financial reporting processes and audits of our financial statements; (ii) to engage or discharge our independent registered public accounting firm; (iii) to review the nature and scope of the audit, including, but not limited to, a determination of the effectiveness of the audit effort through meetings held at least annually with our independent registered public accounting firm, and a determination through discussion with the independent registered public accounting firm that no unreasonable restrictions were placed on the scope or implementation of their examinations; (iv) to oversee and review the independence and qualifications of the independent registered public accounting firm and the performance of our internal audit department and independent registered accounting firm; (v) to pre-approve all auditing and non-auditing services to be provided by our independent registered public accounting firm; (vi) to review our financial statements and disclosures in our periodic reports with management and our independent registered public accounting firm; (vii)to review our policies with respect to risk assessment, risk management and the quality and adequacy of our internal controls and processes through discussions with and reports from our internal audit department and independent registered public accounting firm and management; (viii) to establish procedures for handling any complaints relating to accounting, internal controls or auditing matters and to ensure that such complaints are treated confidentially and anonymously; (ix) to review material changes in accounting and reporting principles and practices and discuss with management and our independent registered public accounting firm the selection, application and disclosure of critical accounting policies and practices used in our financial statements; (x) to review and approve all related-party transactions with members of the Board, executive officers and 5% or greater shareholders and their affiliates; (xi) to retain, at our expense, outside counsel, independent registered public accounting firm or other experts, consultants or advisors as it deems necessary or appropriate in the performance of its duties; and (xii )to report to the full Board of Directors on the results of its reviews.

As of December 31, 2006, Messrs. Farley, DiGiacinto, Lawless, McIntyre and Potts were the members of the Company's audit committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. Mr. DiGiacinto serves as chairman of the Vyteris audit committee. For the year ended December 31, 2006, the audit committee recommended and the Company's Board appointed Amper, Politziner & Mattia, P.C. to audit the Company's financial statements and to perform services as independent accountants, including reviewing year-end operating results with management. During 2006, the audit committee held five meetings. Inasmuch as Messrs. DiGiacinto and Farley are employees of STSG and Mr. McIntyre is an employee of the Company, none would satisfy the definition of independence established by NASDAQ in Section 4200(15) of its Marketplace Rules.

The audit committee does not have an audit committee financial expert.

AUDIT COMMITTEE MATTERS

In connection with the preparation of the Company's year-end audited financial statements:

(1) the Company's audit committee reviewed and discussed the audited financial statements with the Company's management;

(2) the Company's audit committee discussed with the Company's independent auditors the matters required to be discussed by SAS 61; and

(3) the Company's audit committee received and reviewed the written disclosures and the letter from the Company's independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Vyteris' independent auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence.

AUDIT COMMITTEE REPORT

The following report is not to be deemed "soliciting material" or deemed to be filed with the Securities and Exchange Commission or subject to Regulation 14A of the Securities Exchange Act of 1934, except to the extent specifically requested by the Company or incorporated by reference in documents otherwise filed.

The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements contained in the 2006 Annual Report on SEC Form 10-KSB with the Company's management and the independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Committee discussed with the independent auditors their independence from the Company and its management including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and considered the compatibility of non-audit services with the auditors' independence. In addition, the Committee discussed the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Company's Annual Report on SEC Form 10-KSB for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

This report shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference to any filing under the Securities Act of 1933, as amended, or under the Securities Act of 1934, as amended, and shall not be deemed filed under either of such acts except to the extent that the Company specifically incorporates this information by reference.

Respectfully submitted on by the members of the Audit Committee of the Board of Directors:

David DiGiacinto, Chairman
Donald Farley
Gregory B. Lawless
Russell O. Potts
Timothy McIntyre

COMPENSATION COMMITTEE

Throughout 2006, the Company's compensation committee consisted of Messrs. Farley, DiGiacinto, Lawless and Potts, with Mr. Farley serving as chairman. The compensation committee reviews, recommends and approves compensation for executive officers and other senior level employees, and administers benefit and compensation plans. During 2006, the compensation committee held two meetings.

COMPENSATION COMMITTEE REPORT

The following report is not to be deemed "soliciting material" or deemed to be filed with the Securities and Exchange Commission or subject to Regulation 14A of the Securities Exchange Act of 1934, except to the extent specifically requested by the Company or incorporated by reference in documents otherwise filed.

The Compensation Committee of the Board of Directors (the "Committee") is composed of non-employee directors. The Committee's primary responsibility is to assist the Board in discharging its responsibilities for compensating the Company's executives. The goals of the Committee's compensation policies pertaining to executive officers are to provide a competitive level of salary and other benefits to attract, retain and motivate highly qualified personnel, while balancing the desire for cost containment. The Committee believes that its compensation policies achieve these goals.

The Committee seeks to reflect a balance between providing rewards to executives while at the same time effectively controlling costs.

This report shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference to any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, and shall not be deemed filed under either of such acts except to the extent that the Company specifically incorporates this information by reference.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Donald Farley, Chairman
David DiGiacinto
Gregory B. Lawless
Russell O. Potts

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; OTHER TRANSACTIONS

The Compensation Committee currently consists of Messrs. Farley, DiGiacinto, Lawless and Potts. None of these individuals are or were at any time executive officers or employees of the Company. No executive officer of the Company has served as a director or member of the compensation committee of any other entity, one of whose executive officers served as a member of the Compensation Committee of the Company. No interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

NOMINATING COMMITTEE

Throughout 2006, the Company's nominating committee consisted of Messrs. Farley, DiGiacinto, Lawless and Potts. Inasmuch as Messrs. DiGiacinto and Farley are employees of STSG, neither would satisfy the definition of independence established by NASDAQ in Section 4200(15) of its Marketplace Rules. The nominating committee considers nominees to serve on the Board of Directors. During 2006, the nominating committee held no meetings. The nominating committee does not currently have a policy with regard to the consideration of director candidates recommended by security holders, but is considering adopting such a policy in the future. Currently, the nominating committee has not adopted specific, minimum qualifications for Board nominees. The nominating committee has not paid fees to any third party to identify or evaluate potential Board nominees.

COMPENSATION OF OUTSIDE DIRECTORS

In November 2005, the Company's Board of Directors approved the adoption of the Outside Director Stock Incentive Plan, a copy of which is attached hereto as Exhibit A. The purpose of the Outside Director Stock Incentive Plan is to attract qualified candidates to accept positions of responsibility as outside directors with the Company. The Company has reserved an aggregate of 500,000 common shares for issuance pursuant to the Outside Director Stock Incentive Plan. Under the Outside Director Stock Incentive Plan each director who is not and has not been an employee of the Company for a period of twelve months prior to appointment as a director, referred to below as an outside director, is entitled to receive a stock award equal to $1,500 in value for each qualified meeting, as defined in the Outside Director Stock Incentive Plan, attended. The stock award is payable in stock, or in a combination of stock and cash with the cash component capped at a maximum of 40% of the value of the stock award. In addition, each outside director shall receive an annual option grant to purchase 10,000 shares of the Company's common stock. As of December 31, 2006, due to restrictions placed on the Company by the holders of the senior secured convertible debt which has since been retired, the Company had not issued any common shares under the Outside Director Stock Incentive Plan.

The following table summarizes compensation to all directors during the year ended December 31, 2006:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards (1)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
David DiGiacinto	$7,200	$10,800	$2,300	-	-	-	$20,300
Donald Farley	7,200	10,800	2,300	-	-	-	20,300
Gregory B. Lawless (3)	2,400	3,600	-	-	-	-	6,000
Timothy McIntyre (2)	-	-	-	-	-	-	-
Russell O. Potts	7,200	10,800	2,300	-	-	-	20,300

Total	$24,000	$36,000	$6,900	-	-	-	$66,900

(1) Option awards for each Director reflect the dollar value of compensation cost defined and calculated under FAS 123R, with the exception that compensation cost is not reduced by any estimates of forfeiture. The option awards compensation disclosed above represents the expense that the Company recognized during 2006 for options granted in previous years, but which vested in the current year. The per share fair value for the options is $0.23.

(2) Timothy McIntyre, Chief Executive Officer, also serves on the Board of Directors. He did not receive any compensation for attending Board of Director meetings during the year. Refer to the Summary Compensation Table, for disclosures of his compensation earned during the year as CEO of the Company.

(3) Represents partial annual compensation (actual earned) as Dr. Lawless joined the Board in September 2006. Pursuant to a letter addressed to Mr. Lawless, dated August 21, 2006, he is also to receive 30,000 stock options vesting over 3 years.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table provides information regarding the fees billed to us by Amper, Politziner & Mattia, P.C. for the fiscal year ended December 31, 2006 and Ernst & Young LLP for the fiscal year ended December 31, 2005. All fees described below were approved by the Audit Committee. Ernst & Young LLP resigned as the Company's independent auditor as of April 17, 2006.

	December 31,
	2006	2005
Audit Fees (1)	$210,875	$345,875
Audit-related Fees (2)	--	116,750
Tax Fees	--	--
All Other Fees	--	1,500
Total Fees	$210,875	$464,125

(1) Audit Fees are fees for professional services performed by Amper, Politziner & Mattia, P.C. and Ernst & Young LLP for the audit of the Company's annual consolidated financial statements and review of consolidated financial statements included in the Company's 10-QSB filing for the fiscal year ended December 31, 2006 and 2005, respectively.

(2) Audit-Related Fees are fees for assurance and related services performed by Ernst & Young LLP for the fiscal year ended December 31, 2005 and that are reasonably related to the performance of the audit or review of the Company's financial statements.

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee's charter, all audit and audit-related work and all non-audit work performed by Ernst & Young LLP was approved in advance by the Audit Committee, including the proposed fees for such work. The Audit Committee was informed of each service actually rendered. Applicable law and regulations provide an exemption that permits certain services to be provided by Vyteris Holdings' outside auditors even if they are not pre-approved. Vyteris Holdings has not relied on this exemption at any time since the Sarbanes-Oxley Act was enacted.

PROPOSAL TWO:
CONSIDERATION OF OTHER MATTERS

OTHER MATTERS TO BE PRESENTED

Our Board of Directors does not know of any matters, other than those referred to in the accompanying notice of the annual meeting, to be presented at the annual meeting for action by stockholders. However, if any other matters are properly brought before the annual meeting or any adjournment thereof, it is intended that votes will be cast with respect to those matters, pursuant to the proxies, in accordance with the best judgment of the persons acting under the proxies.

EXECUTIVE COMPENSATION

Development of Compensation Philosophy. The Company is an entrepreneurial and opportunistic company operating in an extremely competitive environment that requires its business and compensation philosophy to be flexible and adaptive. With respect to its named executive officers (“NEOs”) this philosophy has rapidly evolved over the year as our operations, business and finances have developed and changed. As is stated in our Annual Report for the year ended December 31, 2006, we are dependent upon investor funds for cash flow and to expand our business.

Until we are able to self sustain our operations through internally generated cash flow, we need to focus on reducing expenses, bringing products to market and beginning to invest in new product development. We have streamlined the number of officers in the Company and as our cash flow situation stabilizes we will look to take affirmative steps to improve our NEO compensation planning. As other companies have done, we may retain a consultant to assist us in setting overall compensation arrangements for our CEO and CFO. For instance, we may institute formal management by objectives annual performance awards for all of our NEOs, while retaining the flexibility to reward achievements going beyond specific pre-identified objectives based on unforeseen circumstances.

Compensation Philosophy and Objectives. We seek to attract and retain results-oriented, hard-working, overachieving executives who can help us drive the growth of our company. Our overall compensation packages to our NEOs reward them for attaining our corporate financial and growth objectives and incent them to maintain and expand our prospects for future growth and product diversification. At the same time, we provide benefits that provide security for the NEOs and their families.

The Compensation Committee believes executive compensation policies should assure that executives are provided incentives and compensated in a way that advances both the short and long term interests of shareholders while also assuring that we are able to attract and retain executive management talent. Specifically, the Committee’s objective is the establishment of executive compensation strategies that:

•	Assure executive compensation is based upon performance in the achievement of pre-determined financial and business objectives;

•	Provide equity-based compensation incentives to meld the financial interests of executive officers with those of shareholders; and

•	Provide incentives that promote executive retention.

Our Compensation Committee is tasked with setting NEO compensation as set forth in this Proxy Statement. As we mature, we will ask our Compensation to take a harder look to standardize compensation arrangements. For instance, with respect to NEO compensation, it is intended that the Committee will evaluate the compensation mix provided by our peers, as well as the other factors set forth in the Committee’s charter. Because of our unique specialty pharmaceutical business plan and the lack of a single direct competitor across all market segments, it may be difficult to formulate an appropriate peer group. Many companies included in any peer group will include companies both significantly larger and somewhat smaller than Vyteris. Nonetheless, in structuring future NEO compensation and employment agreements, the Committee will need to identify a peer group and rely upon information regarding practices from those companies.

EXECUTIVE OFFICERS

The following table identifies our executive officer, his age as of March 31, 2007, and his current positions. Each listed person has the same positions with Vyteris Holdings and its Vyteris, Inc. subsidiary.

NAME (1)	AGE	POSITION

Timothy McIntyre	50	Chief Executive Officer and President

TIMOTHY MCINTYRE joined the Company as its Chief Executive Officer and President, effective January 1, 2006. Prior to joining us, he served as Partner and Managing Member of CMS-Health LLC from 2002 to 2005, where he assisted in the development, financing and launch of new business models in the worldwide pharmaceutical services sector. Clients included AirRx/XM Satellite Radio, AdPharma and Takeda Pharmaceuticals. Prior to CMS-Health LLC, he was a Partner and Managing Member of Mediconsult/PharmaMarketing LLC, a pharmaceutical marketing services organization, from 1999 to 2002. Mr. McIntyre received his BA from the University of Notre Dame in South Bend, Indiana.

CASH COMPENSATION

The following table sets forth the total cash and non-cash compensation that we paid or accrued during the year ended December 31, 2006 with respect to each executive officer who, during 2006, received salary and bonus in excess of $100,000. For information regarding the compensation to be paid to the Company's current chief executive officer, Timothy McIntyre, see "Employment Agreements" below.

The principal components of these individuals' current cash compensation are the annual base salary and bonus included in the Summary Compensation Table. We have also described below other compensation these individuals received under employment agreements and Vyteris' stock option plan. We refer to the persons identified in the table below as the "named executive officers".

SUMMARY COMPENSATION TABLE

The following table provides the compensation awarded to or paid to, or earned by our chief executive officers and four other most highly paid executives for the year ended December 31, 2006.

Name and Principal Position	Year	Salary		Bonus(6)	Stock Awards	Option Awards(2)	All Other Compensation		Total
Timothy McIntyre, President & CEO	2006	$350,254	(1)	$162,500	–	$1,477,525	$19,438	(3)	$532,192
Joseph Lazarich, Vice President, Marketing (5)	2006	121,408		—	–	21,000	4,500	(4)	125,908
Patrick McKiernan, Vice President of Operations and Principal Accounting Officer (5)	2006	150,254		37,500	–	21,000	3,000	(4)	190,754
Ashutosh Sharma, Excutive Vice President	2006	184,004		38,000	–	—	5,513	(4)	227,517
David Friend, Vice President of Research (5)	2006	174,837		74,000	–	—	6,163	(4)	255,000

(1) See below for full description of Mr. McIntyre’s’ employment agreement with the Company.

(2) The amounts in the Option Awards column reflect the dollar amount recognized as compensation cost for financial statement reporting purposes for fiscal 2006, in accordance with FAS 123(R), of stock options granted under our stock incentive plans and include amounts for stock options granted in and prior to fiscal 2006. There can be no assurance that FAS 123(R) amounts will ever be realized. Refer to Note 15, “Stock Compensation Plans,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 filed on March 30, 2007 for the relevant assumptions used to determine the valuation of our option awards.

(3) Includes car allowance of $9,000 and balance as 401(k) match.

(4) Includes 401(k) match.

(5) Ceased being employees of the Company in the first quarter of 2007. Mr. McKiernan’s employment commencement date was April 1, 2006, and Mr. Lazarich’s employment commencement date was June 7, 2007, so salary amounts listed are pro rata for the portion of the year employed by the Company.

(6) All bonuses were accrued in 2006 and not paid until April 2007, except for the $75,000 “sign on” bonus for Mr. McIntyre which was $37,500 was paid on January 1, 2006 and $37,500 was paid on July 1, 2006.

STOCK OPTIONS

Outstanding Equity Awards

The following table summarizes all outstanding equity awards for the top five highest paid executives during the year:

Name	Principal Position	Number of Securities Underlying Unexercised Options (#)Exercisable	Number of Securities Underlying Unexercised Options (#)Unexercisable	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Number of Unearned Shares, Units or Other Rights That Have Not Vested	Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Timothy McIntyre	President &CEO	1,550,000	200,000	1,550,000	$1.31	1/1/16	-	-	-	-
Joseph Lazarich	VP of Marketing	100,000	-	100,000	$0.28	6/7/11	-	-	-	-
Patrick McKiernan	VP of Operations & Principal Accounting Officer	100,000	-	100,000	$0.28	6/7/11	-	-	-	-
David Friend	VP of Research	72,000	24,000	72,000	$3.04	5/17/15	-	-	-	-
							-	-	-	-
Ashutosh Sharma	Executive VP	4,174	4,174	-	$1.91	12/31/13	-	-	-	-
		20,427	20,427	-	$1.91	12/31/14	-	-	-	-
		99,880	66,573	33,387	$3.04	5/17/15	-	-	-	-

The following table presents certain information regarding stock options granted to the named executive officers during 2006 under the Company's stock option plan.

INDIVIDUAL GRANTS

Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees	Exercise Price	Expiration Date

Timothy McIntyre	1,750,000	89.8%	$1.31	January 1, 2016
Joseph Lazarich	100,000	5.1%	$0.28	June 7, 2011
Patrick McKiernan	100,000	5.1%	$0.28	June 7, 2011

None of the named executive officers exercised stock options during 2006.

Equity Compensation Plan Information

The following table summarizes information with respect to our equity compensation plans as of December 31, 2006.

Plan Category	(a) Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Plans approved by shareholders:
Vyteris Holdings 2005 Stock Option Plan	2,901,902	$2.47	500,974

Plans not approved by shareholders:
Vyteris Holdings 2005 Stock Option Plan (1)	2,000,000	$1.31	250,000
Outside Director Stock Incentive Plan (2)	500,000	$0.95	430,000
Total	5,401,902	$1.97	1,180,974

(1) On December 19, 2005, we entered into an employment agreement with Timothy McIntyre, pursuant to which, commencing on January 1, 2006, Mr. McIntyre commenced serving as the President and CEO of Vyteris. In connection with his employment agreement, Mr. McIntyre was granted options covering up to 1,750,000 shares of our common stock, pursuant to our 2005 Stock Option Plan, with vesting upon the achievement of milestones. The Board of Directors of the Company has approved an increase in the size of the Plan by 2,000,000 shares effective December 19, 2005, in part to accommodate the grant to Mr. McIntyre. The amendment has not been approved by the stockholders, and as the Plan provides for amendment by Board action only, it is not anticipated that shareholder approval of the increase will be sought.

(2) For further information regarding the Outside Director Stock Incentive Plan, see Note 15 to the consolidated financial statements in Item 7 of the Annual Report on Form 10-KSB, for the year ended December 31, 2006.

EMPLOYMENT AGREEMENTS

TIMOTHY MCINTYRE, Chief Executive Officer. On December 19, 2005, the Company entered into an employment agreement with Timothy McIntyre, pursuant to which, commencing on January 1, 2006, Mr. McIntyre began serving as the President and CEO of the Company. Mr. McIntyre's employment agreement is for a term of two years, with one year automatic renewals, subject to early termination by either the Company or Mr. McIntyre. Mr. McIntyre's salary for 2007 is $350,000. Mr. McIntyre is eligible for a discretionary bonus, targeted at 50% of his base salary, based on milestone achievement. Mr. McIntyre is also entitled to a signing bonus of $150,000, payable in four equal installments on January 1 and July 1, 2006 and January 1 and July 1, 2007. Mr. McIntyre is entitled to 12 months severance if his employment is terminated by the Company without cause or by Mr. McIntyre with good reason, in each case as those terms are defined in his employment agreement. Mr. McIntyre is subject to a non-compete and non-solicitation agreement, contained in his employment agreement, running for a period of 12 months following the termination of his employment. Severance and certain portions of Mr. McIntyre's compensation have been guaranteed by Spencer Trask Specialty Group, or STSG, pursuant to a separate guarantee agreement between Spencer Trask Specialty Group and Mr. McIntyre.

In connection with his employment agreement, Mr. McIntyre was granted options covering up to 1,750,000 shares of the Company's common stock, pursuant to the Company's stock option plan, with vesting upon the achievement of milestones. The Board of Directors of the Company approved an increase in the size of the Company's stock option plan in part to accommodate the grant to Mr. McIntyre

Both Mr. McKiernan and Mr. Lazarich had employment agreements during 2006; however, the employment of both Mr. McKiernan and Mr. Lazarich was terminated in the first quarter of 2007, and those employment agreements were accordingly terminated.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OVERVIEW

Vyteris, Inc. was incorporated in Delaware in July 2000. In November 2000, Vyteris, Inc. purchased assets from Becton Dickinson comprising Becton Dickinson's iontophoresis drug delivery products and related research and development program, as well as related patents, patent applications and other intellectual property using funds contributed to it by STSG. Kevin Kimberlin, though his ownership of STSG, is, and has been since our inception, the controlling stockholder of Vyteris and, after Vyteris, Inc. became a wholly-owned subsidiary of Vyteris Holdings (Nevada), Inc., of the Company. Mr. Kimberlin has voting and dispositive control over STSG.

Throughout the corporate history of Vyteris, Inc. and the Company, Vyteris, Inc. and the Company have had material relationships with STSG and its related parties and have been controlled by Kevin Kimberlin, STSG and its affiliates.

SECURED PROMISSORY NOTES TO RELATED PARTY

In September 2004, Spencer Trask Specialty Group, LLC ("STSG"), a related party, agreed to provide the Company (or, at its option, cause a related party to provide to the Company) with up to $5.0 million in working capital loans, as amended, in the form of 11.5% secured demand promissory notes (the "Working Capital Facility"). Pursuant to the terms of the Working Capital Facility, amounts drawn under the facility were to be repaid on or before November 15, 2005. The Working Capital Facility is secured by a lien on all of the Company's and its operating subsidiary’s assets, which are subordinate to the lien on those assets held by the lenders in our 2005 Financing transaction. The Working Capital Facility initially expired on September 30, 2005. As of December 31, 2006 and 2005, $2.5 million was outstanding under this facility. The Company recorded accrued and unpaid interest to related parties of approximately $0.1 million in accrued expenses and current portion of long term liabilities in the accompanying consolidated balance sheets as of December 31, 2006 and 2005.

As of September 30, 2005, the Company did not have adequate accounts receivable and inventory to collateralize amounts drawn under the Working Capital Facility. The indebtedness under the Working Capital Facility matured on November 15, 2005 under its original terms. In light of this collateral coverage deficiency and the maturity of the indebtedness under the Working Capital Facility, the Company negotiated with STSG a waiver of all applicable covenant defaults and an extension of the maturity date. STSG and the Company have agreed to the following: (a) the noteholders waived all covenant defaults resulting from inadequate collateral coverage until April 1, 2007, (b) the maturity dates under the Working Capital Facility were deferred until April 1, 2007 and (c) on a monthly basis until November 30, 2007, the Company will issue to the noteholders warrants to purchase 110,000 shares of the Company's common stock at an exercise price of $2.40 per share. The Company is in the process of negotiating an extension of the terms of the Working Capital Facility beyond April 1, 2007. There can be no assurances that we can consummate these extensions/amendments, and further we do not know if these noteholders will assert any remedies if we default on the payment terms of the note.

JANUARY 2006 PROMISSORY NOTE

On January 31, 2006, STSG provided the Company with a $0.3 million loan in the form of 10.0% Subordinated Convertible Unsecured Promissory Note (the "January 2006 Promissory Note"). Pursuant to the terms of the January 2006 Promissory Note, amounts must be repaid on or before December 1, 2008. At any time prior to maturity date, STSG shall have the option to convert the entire January 2006 Promissory Note and interest accrued into shares of the Company's common stock at a conversion price of $2.40 per share. In connection with the January 2006 Promissory Note, the Company issued warrants to STSG that are exercisable into a maximum of 52,083 shares, in the aggregate, of the Company's common stock at an exercise price of $2.88 per share.

2006 PROMISSORY NOTES

In 2006, STSG provided the Company with a total of $8.1 million in loans in the form of Subordinated Convertible Unsecured Promissory Notes (the "2006 Promissory Notes"). The 2006 Promissory Notes: (i) mature on December 1, 2008; (ii) bear interest at a rate equal to 10% per annum payable in cash on a semi-annual basis; (iii) are convertible into shares of common stock at a conversion price of $2.40 per share; (iv) are convertible into the Company's next private financing of equity or debt securities and (v) have piggy-back registration rights. As an inducement to STSG to make these loans the Company entered into a letter agreement with STSG pursuant to which the Company agreed to use its best efforts to take all necessary and appropriate action to amend its articles of incorporation to reduce the conversion price of its series B convertible preferred stock (of which STSG is the principal holder) from $7.16 per share to $1.00 under certain conditions. This reduction has not yet taken place.

As an inducement to STSG to purchase the August 30, 2006 Subordinated Convertible Unsecured Promissory Note, the Company agreed to amend the prior 2006 Promissory Notes to conform the conversion provision of the notes to conversion at the option of the holder, rather than automatic conversion, in a "Qualified Financing," as defined. On December 11, 2006 STSG elected to convert $3.0 million of these notes into 4.0 million shares of common stock, at a conversion price of $0.75 per share, in connection with the December 2006 Financing (a "Qualified Financing"). STSG has signed an agreement with the Company that the conversion price will remain at $2.40 for all notes outstanding at December 31, 2006.

2006 PRIVATE PLACEMENTS

In the beginning of the fourth quarter of 2006, the Company raised $5.75 million pursuant to which the Company issued to investors a total of (i) 23,000,000 shares of common stock and (ii) 11,500,000 warrants, each of which may be exercised for two years from the date of issuance to purchase an additional share of common stock for $0.45 per share (the "November 2006 Financing"). These securities were offered in units of two shares of common stock and one warrant at a purchase price of $0.50 per unit (the "Unit"). Each warrant is callable by the Company when the bid price of the common stock trades at or above $1.00 per share for twenty consecutive trading days. These securities were issued in a private placement exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of that act. In connection with the agreement, the Company will use its best efforts to register the shares, however, no penalties are required in the event the Company does not register the shares.

In connection with the November 2006 Financing, the Company paid finders fees to Wolverine International Holdings Ltd. ("Wolverine") and to Spencer Trask Ventures, Inc. ("STVI") a related-person of STSG, a principal stockholder of the Company, in the amount of $0.5 million and $0.1 million, respectively, representing 10% of the gross proceeds raised. In addition, the Company issued to Wolverine and STVI warrants to purchase up to 950,000 and 200,000 Units, respectively, representing 10% of the Units issued to investors. Each warrant may be exercised for two years from the date of issuance to purchase an additional share of common stock for $0.45 per share and two shares of common stock. The registration rights agreement described above also will cover the resale of the common stock and the amount of common shares underlying the warrants issued to Wolverine and STVI pursuant to their agreements with the Company.

At the end of the fourth quarter of 2006, the Company sold an additional $5.3 million of common stock at $0.75 per share for a total of 7,053,638 million shares (the "December 2006 Financing"). In connection with the December 2006 Financing, the Company paid finders fees to Wolverine and STVI of $0.3 million each, representing 10% of the gross proceeds raised. In addition, the Company issued to Wolverine and STVI warrants to purchase up to 341,300 and 364,064 shares of the Company's common stock, respectively, representing 10% of the common stock issued to investors. Each warrant may be exercised for five years from the date of issuance to purchases share of common stock for $0.75 per share. The registration rights agreement described above also will cover the resale of the common stock and the amount of common shares underlying the warrants issued to Wolverine and STVI pursuant to their agreements with the Company.

PREFERRED STOCK

As of March 31, 2007, Kevin Kimberlin and Spencer Trask collectively owned 7,410,020 shares of the Series B Preferred Stock, which represents 98.8% of the issued and outstanding Series B Preferred Stock. Donald Farley, the Chairman of the Company’s Board of Directors, owed 89,980 shares of the Series B Preferred Stock, which represents 1.2% of the issued and outstanding Series B Preferred Stock.

CONSULTING FEES

On April 26, 2005, the Company announced the appointment of Russell O. Potts, Ph.D. to its Board of Directors. Dr. Potts has served the Company as an independent consultant in drug delivery, glucose monitoring and medical devices since April 2003. During the year ended December 31, 2006, we paid Dr. Potts approximately $80,000 for consulting services provided by Dr. Potts.

OTHER MATTERS

PERFORMANCE GRAPH

The following graph compares the cumulative total return on a hypothetical $100 investment made at the close of business on May 18, 2005, the first date on which the Company's common shares were available for trading, with the NASDAQ Stock Market Index and the RDG Microcap Pharmaceutical Index(C). The RDG MicroCap Pharmaceutical Index is composed of U.S. publicly traded Pharmaceutical companies with a market capitalization of $0 to $300 million. The graph is calculated assuming that all dividends are reinvested during the relevant periods. The graph shows how a $100 investment in our common shares would increase or decrease in value over time, based on increases or decreases in market prices. The Company has not paid dividends.

COSTS

We will pay the costs of soliciting proxies. In addition to solicitation by mail, proxies may be solicited personally or by telephone or telegraph by regular employees of Vyteris and Vyteris' subsidiaries. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to their principals, and Vyteris will, upon request, reimburse them for the reasonable expense of doing so.

STOCKHOLDER PROPOSALS

If you wish to have a proposal included in Vyteris' proxy statement and form of proxy for its 2008 annual meeting, the proposal must be received by Vyteris at our principal executive offices by a reasonable time before we begin to print our annual meeting proxy statement. A proposal which is received after that time or, which otherwise, fails to meet the requirements for stockholder proposals established by the SEC will not be included. Further, proxies for next year's annual meeting will have discretionary authority to vote against any proposal not submitted within ten days after we announce the date of our annual meeting. Stockholders interested in submitting a proposal are advised to contact knowledgeable counsel with regard to the requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in the proxy statement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT THE COMPANY

The Company files reports, proxy and information statements and other information with the SEC. Such reports, statements and other information filed by the Company with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Furthermore, the SEC maintains a Web site that contains reports, proxy and information statements and other information regarding the Company. The address of such Web site is http://www.sec.gov.

FINANCIAL STATEMENTS AVAILABLE

A copy of our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 filed with the SEC is available without charge upon written request to: 13-01 Pollitt Drive, Fair Lawn, New Jersey 07410; Attn: Corporate Secretary.

HOUSEHOLDING INFORMATION:

As permitted by the SEC’s proxy statement rules, we will deliver only one copy of our 2006 Annual Report to Shareholders or this proxy statement to two or more shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of the annual report or proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered. Conversely, shareholders sharing an address who are receiving multiple copies of our annual reports or proxy statements may request delivery of a single copy. Such a request must be directed to the Shareholders Department of the transfer agent by phone at 1-800-937-5449 or by mail to American Stock Transfer & Trust Company, 59 Maiden Lane, New York, NY 10038, Attention: Shareholders Department. Each request must include the name of the stockholder, the name of his brokerage firm and the account number of his brokerage account. Please allow 78 hours from receipt by the transfer agent for any such request to take effect.

By Order of the Board of Directors,

/s/ David DiGiacinto
David DiGiacinto, Secretary

April 26, 2007

PROXY
VYTERIS HOLDINGS (NEVADA), INC.

The undersigned hereby appoints Donald Farley and Timothy McIntyre, and each of them, with full power of substitution, to vote for and on behalf of the undersigned at the annual meeting of stockholders of Vyteris Holdings (Nevada), Inc. to be held on June 13, 2007, and any adjournment thereof, upon matters properly coming before the meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote on the following issues as follows:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE MATTERS DESCRIBED ON THE REVERSE SIDE.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

ANNUAL MEETING OF STOCKHOLDERS OF

VYTERIS HOLDINGS (NEVADA), INC.

June 13, 2007

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE |X|

1. Nominees for directors:

David DiGiacinto
FOR ___	AGAINST ___	ABSTAIN ____

Donald F. Farley
FOR ___	AGAINST ___	ABSTAIN ____

Gregory B. Lawless
FOR ___	AGAINST ___	ABSTAIN ____

Timothy McIntyre
FOR ___	AGAINST ___	ABSTAIN ____

Russell O. Potts
FOR ___	AGAINST ___	ABSTAIN ____

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO EXECUTE AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

Signature of Shareholder: ________________________________________________

Date: _______________________________________________________________

Signature of Shareholder: ________________________________________________

Date:

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Nonvoting Item:

Please print Change of Address in the box provided below:

EXHIBIT A

2005 OUTSIDE DIRECTOR STOCK INCENTIVE PLAN

1. Purpose of the Plan. The purpose of this plan ("Plan"), to be known as the "2005 Outside Director Stock Incentive Plan", is to attract qualified personnel to accept positions of responsibility as outside directors with Vyteris Holdings (Nevada), Inc., a Nevada corporation, and its successors (collectively, the "Company"), and to provide incentives for qualified persons to remain on the Board of Directors of the Company as outside directors.

2. Definitions. As used in the Plan, unless the context requires otherwise, the following terms shall have the following meanings:

"Administrator" shall mean a committee of the Board designated by the Board and consisting solely of members of the Board who are not Outside Directors. If all members of the Board are Outside Directors, the Administrator shall consist of the entire Board.

“Annual Meeting” shall mean an annual meeting of the Company’s stockholders. “Annual Meeting Date” shall mean each date on which an Annual Meeting is held, commencing with the Annual Meeting to be conducted during 2005; provided, however, that if the Annual Meeting is not conducted by July 1 in any calendar year, the term “Annual Meeting Date” for such calendar year shall be July 1 of such calendar year. Thus, the Annual Meeting Date for calendar year 2005 shall be July 1, 2005.

"Board" shall mean the Board of Directors of the Company.

"Common Stock" shall mean the Company's common stock, or if, pursuant to the adjustment provisions of Section 11 hereof, another security is substituted for such common stock, such other security.

"Existing Director" shall mean each member of the Board on the date of adoption of this Plan other than Vincent De Caprio.

"Fair Market Value" on any date means the average of the high and low sales prices of a share of Common Stock on such date on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading, or, if such shares are not so listed or admitted to trading, the closing sales price of a share of Common Stock on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) on such date, or if such closing price is not available, the arithmetic mean of the per share closing bid price and per share closing asked price of a share of Common Stock on such date as quoted on NASDAQ or such other quotation system in which such prices are regularly quoted, or, if there have been no such published bid or asked quotations with respect to a share of Common Stock on such date, or if such shares are not publicly traded, the Fair Market Value shall be the fair market value established by the Administrator.

"Option" shall mean the right, granted pursuant to Section 7 of the Plan, to purchase one or more shares of Common Stock.

"Optionee" shall mean a person to whom an Option has been granted pursuant to the Plan.

“Outside Director” shall mean (i) each Existing Director and (ii) each person who, at the time that such person first is appointed or elected to the Board, is not, and has not been during the twelve months prior to such appointment or election, an employee of the Company or any of its subsidiaries; provided, however, that a person shall cease to be an Outside Director if he or she becomes an employee of the Company or any of its subsidiaries.

“Retirement” shall mean a director’s resignation from, or the act of foregoing election to, the Board as a result of any mandatory retirement provisions applicable to such director.

“Stock Award” shall mean a stock award made pursuant to Section 15 of the Plan.

3. Stock Subject to the Plan. There will be reserved for use upon the exercise of Options granted from time to time pursuant to the Plan and upon the grant of Stock Awards pursuant to Section 15 of the Plan an aggregate of 500,000 shares of Common Stock, subject to adjustment as provided in Section 11 hereof. The Administrator shall determine from time to time whether all or part of such 500,000 shares shall be authorized but unissued shares of Common Stock or issued shares of Common Stock which shall have been reacquired by the Company and which are held in its treasury. If any Option granted under the Plan should expire or terminate for any reason without having been exercised in full, the unpurchased shares shall become available for the grant of Options or Stock Awards under the Plan.

4. Administration of the Plan. The Plan shall be administered by the Administrator. Subject to the provisions of the Plan, the Administrator shall have full discretion:

(a) To determine the exercise price of Options granted hereunder in accordance with Section 7 hereof;

(b) To interpret the Plan;

(c) To promulgate, amend and rescind rules and regulations relating to the Plan (other than with respect to the Stock Award), provided, however, that no such rules or regulations shall be inconsistent with any of the terms of the Plan;

(d) To subject any Option and Stock Awards to such additional restrictions and conditions (not inconsistent with the Plan) as may be specified when granting the Option or Stock Award; and

(e) To make all other determinations in connection with the administration of the Plan in a manner consistent with the Plan.

5. Eligibility. The only persons who shall be eligible to receive Options or Stock Awards under the Plan shall be Outside Directors.

6. Term. No Option or Stock Award shall be granted under the Plan after May 1, 2015.

7. Grant of Stock Options. The following provisions shall apply with respect to Options granted hereunder:

(a) Automatic Grants. On each Annual Meeting Date (or, in 2005, on the fifth business day after the Plan is adopted by the Board), the Company shall grant to each Outside Director an Option to purchase ten thousand (10,000) shares of Common Stock (subject to adjustment pursuant to Section 11 hereof).

(b) Option Price. The price at which shares of Common Stock shall be purchased upon exercise of an Option granted hereunder shall be equal to the Fair Market Value of such shares on the date of grant of such Option.

(c) Expiration. Except as otherwise provided in Section 10 hereof, each Option granted hereunder shall cease to be exercisable ten years after the date on which it is granted.

8. Exercise of Options. Unless the exercise date of an Option granted hereunder is accelerated pursuant to Section 12 hereof, the following provisions shall apply with respect to the exercise of such Option:

(a) during the first year after the date of grant, such Option shall not be exercisable; and

(b) during the second year after the date of grant, such Option may be exercised as to up to 25% of the shares of Common Stock initially covered thereby; and

(c) during the third year after the date of grant, such Option may be exercised as to up to 50% of the shares of Common Stock initially covered thereby (provided that the provisions of paragraph (b) above shall not have been violated); and

(d) during the fourth year after the date of grant, such Option may be exercisable as to up to 75% of the shares of Common Stock initially covered thereby (provided that the provisions of paragraphs (b) and (c) above shall not have been violated); and

(e) such Option may be exercised in its entirety or as to any portion thereof at any time during the fifth year after the date of grant and thereafter until the term of such Option expires or otherwise ends.

9. Method of Exercise. To the extent permitted by Section 8 hereof, Optionees may exercise their Options from time to time by giving written notice to the Company. The date of exercise shall be the date on which the Company receives such notice. Such notice shall be on a form furnished by the Company and shall state the number of shares to be purchased and the desired closing date, which date shall be at least fifteen days after the giving of such notice, unless an earlier date shall have been mutually agreed upon. At the closing, the Company shall deliver to the Optionee (or other person entitled to exercise the Option) at the principal office of the Company, or such other place as shall be mutually acceptable, a certificate or certificates for such shares against payment in full of the Option price for the number of shares to be delivered, such payment to be by a certified or bank cashier's check and/or, if permitted by the Administrator in its discretion, by transfer to the Company of capital stock of the Company having a Fair Market Value (as determined pursuant to Section 2) on the date of exercise equal to the excess of the purchase price for the shares purchased over the amount (if any) of the certified or bank cashier's check. If the Optionee (or other person entitled to exercise the Option) shall fail to accept delivery of and pay for all or any part of the shares specified in his or her notice when the Company shall tender such shares to such Optionee, such Optionee’s right to exercise the Option with respect to such unpurchased shares may be terminated.

10. Termination of Board Status. In the event that an Optionee ceases to serve on the Board for any reason other than cause, death, disability, resignation or Retirement, such Optionee's Options shall automatically terminate three months after the date on which such service terminates, but in any event not later than the date on which such Options would terminate pursuant to Section 7(c). In the event that an Optionee resigns or is removed from the Board by means of a resolution which recites that the Optionee is being removed solely for cause, such Optionee's Options shall automatically terminate on the date such removal is effective. In the event that an Optionee ceases to serve on the Board by reason of death, disability or Retirement, an Option exercisable by such Optionee shall terminate one year after the date of death, disability or Retirement of the Optionee, but in any event not later than the date on which such Options would terminate pursuant to Section 7(c). During such time after death, an Option may only be exercised by the Optionee's personal representative, executor or administrator, as the case may be. No exercise permitted by this Section 10 shall entitle an Optionee or such Optionee’s personal representative, executor or administrator to exercise any portion of any Option beyond the extent to which such Option is exercisable pursuant to Section 8 hereof on the date such Optionee ceases to serve on the Board. In the event that an Outside Director accepts employment by the Company or its subsidiaries after becoming an Outside Director, such individual shall cease to be an Outside Director and thus shall not be eligible to receive Options under this Plan thereafter, but such individual shall not be deemed to have ceased serving on the Board for purposes of this Section 10 merely by virtue of such employment.

11. Changes in Capital Structure. In the event that, by reason of a stock dividend, recapitalization, reorganization, merger, consolidation, reclassification, stock split-up, combination of shares, exchange of shares, or comparable transaction, the outstanding shares of Common Stock of the Company are hereafter increased or decreased, or changed into or exchanged for a different number or kind of shares or other securities of the Company or of any other corporation, then appropriate adjustments shall be made by the Administrator to the number and kind of shares reserved for issuance under the Plan upon the grant and exercise of Options and the number and kind of shares subject to the automatic grant provisions of Section 7(a) and Section 15. In addition, the Administrator shall make appropriate adjustments to the number and kind of shares subject to outstanding Options, and the purchase price per share under outstanding Options shall be appropriately adjusted consistent with such change. In no event shall fractional shares be issued or issuable pursuant to any adjustment made under this Section 11. The determination of the Administrator as to any such adjustment shall be final and conclusive.

12. Mandatory Exercise. Notwithstanding anything to the contrary set forth in the Plan, in the event that (x) the Company should adopt a plan of reorganization pursuant to which (i) it shall merge into, consolidate with, or sell substantially all of its assets to, any other corporation or entity or (ii) any other corporation or entity shall merge with the Company in a transaction in which the Company shall become a wholly-owned subsidiary of another entity, or (y) the Company should adopt a plan of complete liquidation, then (I) all Options granted hereunder shall be deemed fully exercisable fifteen days prior to the scheduled consummation of such event and (II) the Company may give an Optionee written notice thereof requiring such Optionee either (a) to exercise his or her Options within ten days after receipt of such notice, including all installments whether or not they would otherwise be exercisable at the date, (b) in the event of a merger or consolidation in which shareholders of the Company will receive shares of another corporation, to agree to convert his or her Options into comparable options to acquire such shares, (c) in the event of a merger or consolidation in which shareholders of the Company will receive cash or other property (other than capital stock), to agree to convert his or her Options into such consideration (in an amount representing the appreciation over the exercise price of such Options) or (d) to surrender such Options or any unexercised portion thereof.

13. Option Grant. Each grant of an Option under the Plan will be evidenced by a document in such form as the Administrator may from time to time approve. Such document will contain such provisions as the Administrator may in its discretion deem advisable, including without limitation additional restrictions or conditions upon the exercise of an Option, provided that such provisions are not inconsistent with any of the provisions of the Plan. The Administrator may require an Optionee, as a condition to the grant or exercise of an Option or the issuance or delivery of shares upon the exercise of an Option or the payment therefor, and may require an Outside Director receiving a Stock Award, to make such representations and warranties and to execute and deliver such notices of exercise and other documents as the Administrator may deem consistent with the Plan or the terms and conditions of the option agreement or Stock Award. Not in limitation of any of the foregoing, in any such case referred to in the preceding sentence the Administrator may also require the Optionee or individual receiving a Stock Award (an “Awardee”) to execute and deliver documents (including the investment letter described in Section 14) containing such representations, warranties and agreements as the Administrator or counsel to the Company shall deem necessary or advisable to comply with any exemption from registration under the Securities Act of 1933, as amended, any applicable State securities laws, and any other applicable law, regulation or rule.

14. Investment Letter; Requirements of Law.

(a) If required by the Administrator, each Optionee and Awardee shall agree to execute a statement directed to the Company, upon each and every exercise by such Optionee of any Options and upon each grant of a Stock Award, that shares issued thereby are being acquired for investment purposes only and not with a view to the redistribution thereof, and containing an agreement that such shares will not be sold or transferred unless either (1) registered under the Securities Act of 1933, as amended, or (2) exempt from such registration in the opinion of Company counsel. If required by the Administrator, certificates representing shares of Common Stock issued upon exercise of Options or to evidence Stock Awards shall bear a restrictive legend summarizing the restrictions on transferability applicable thereto.

(b) The granting of Options and Stock Awards, the issuance of shares upon the exercise of an Option, and the delivery of shares upon the payment therefor shall be subject to compliance with all applicable laws, rules, and regulations. Without limiting the generality of the foregoing, the Company shall not be obligated to sell, issue or deliver any shares unless all required approvals from governmental authorities and stock exchanges shall have been obtained and all applicable requirements of governmental authorities and stock exchanges shall have been complied with.

15.  Stock Awards. The following provisions shall govern the grant of Stock Awards pursuant to the Plan:

(a) A Stock Award shall entitle an Outside Director to receive $1,500 in value in connection with each “Qualified Meeting” attended by such Outside Director. Prior to each calendar year during which the Plan is in effect (or, in calendar year 2005, on or before the fifteenth business day after the Plan is adopted), each Outside Director shall advise the Company as to the extent to which Stock Awards granted to such Outside Director for such calendar year (or, in calendar year 2005, for the period from July 1, 2005 through December 31, 2005) shall be paid in cash and the extent to which Stock Awards granted to such Outside Director for such calendar year (or, in calendar year 2005, for the period from July 1, 2005 through December 31, 2005) shall be paid in shares of Common Stock; provided, however, that no more than 40% of any Stock Award shall be paid in cash and provided further that if no election is made on a timely basis by an Outside Director, such Outside Director shall be conclusively deemed to have elected to receive 40% of each of such Outside Director’s Stock Award in the form of cash and 60% of each of such Outside Director’s Stock Award in the form of Common Stock. For purposes of determining the number of shares of Common Stock to be included in any Stock Award, the Common Stock shall be valued on the basis of the Fair Market Value of a share of Common Stock on the close of business on the trading date immediately preceding July 1 in any calendar year with respect to Stock Awards granted from January 1 through June 30 of such calendar and on the trading date immediately preceding January 1 in any calendar year with respect to Stock Awards granted from July 1 through December 31 of the immediately preceding calendar year.

(b) Commencing July 1, 2005, each meeting of the Board shall be deemed to be a Qualified Meeting, unless the Chairman of the Board (or in the absence of the Chairman of the Board, the Board by majority vote) determines that such meeting did not constitute a substantive meeting of the Board and should not give rise to the issuance of Stock Awards.

(c) Commencing July 1, 2005, each meeting of a committee of the Board shall constitute a Qualified Meeting except that:

(i) for an individual Outside Director, no more than three committee meeting shall constitute Qualified Meetings during 2005;

(ii) for an individual Outside Director, no more than six committee meetings shall constitute Qualified Meetings during any calendar year subsequent to 2005;

(iii) no committee meeting held on the same date as a meeting of the Board, or on the day immediately preceding the date of a meeting of the Board, shall constitute a Qualified Meeting;

(iv) an Outside Director attending more than one committee meeting in any single day shall not be deemed to have attended more than one Qualified Meeting; and

(v) a committee meeting shall not be deemed a Qualified Meeting if the chairperson of such meeting determines that such meeting was non-substantive and should not give rise to the grant of a Stock Award pursuant to the Plan.

(d) Notwithstanding anything to the contrary contained herein, in no event shall an Outside Director be entitled to receive Stock Awards for more than twelve (12) Qualified Meetings in any given calendar year.

(e) For purposes of administrative convenience, unless otherwise determined by the Administrator, cash payments required by this Section 15 and securities issuances required by this Section 15 shall be made twice each calendar year, on or about January 1 and July 1 of each calendar year, based on Stock Awards granted during the six months prior to such dates. The first such payments and issuances shall be made on or about January 1, 2006.

16. Tax Withholding. The Company, as and when appropriate, shall have the right to withhold any federal, state, or local taxes required by law to be withheld.

17. Nonassignability. No Option shall be assignable or transferable by an Optionee except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended (the "Code"), or Title I of the Employee Retirement Income Security Act ("ERISA") or the rules thereunder, in which event the terms of this Plan, including all restrictions and limitations set forth herein, shall continue to apply to the transferee. Except as otherwise provided in the immediately preceding sentence, during an Optionee's lifetime, no person other than the Optionee may exercise his or her Options.

18. Optionee's Rights as Shareholder; Participant’s and Board Member.

(a) An Optionee shall have no rights as a shareholder of the Company with respect to any shares subject to an Option until the Option has been exercised and the certificate with respect to the shares purchased upon exercise of the Option has been duly issued and registered in the name of the Optionee.

(b) Nothing in the Plan shall be deemed to give an Outside Director any right to a continued position on the Board nor shall it be deemed to give any person any other right not specifically and expressly provided in the Plan.

19. Termination and Amendment. The Board may at any time terminate or amend the Plan as it may deem advisable, except that (i) the provisions of the Plan relating to the amount of shares covered by Options, the exercise price of Options or the timing and amount of Option grants or exercises shall not be amended more than once every six months, other than to comport with changes required by the Code, ERISA or the rules thereunder; (ii) the provisions of the Plan relating to the amount of shares covered by Stock Awards or the timing and amount of Stock Award grants shall not be amended without the consent of the holders of the Company’s Senior Secured Convertible Debentures dated August 19, 2005, other than to comport with changes required by the Code, ERISA or the rules thereunder and (iii) no such termination or amendment shall adversely affect any Outside Director with respect to any right which has accrued under the Plan in regard to any Option or Stock Award granted prior to such termination or amendment. Any termination of this Plan will terminate the obligation of the Company to grant any Option or Stock Award scheduled to be granted after the date of such termination.

20. Sunday or Holiday. In the event that the time for the performance of any action or the giving of any notice is called for under the Plan within a period of time which ends or falls on a Sunday or legal holiday, such period shall be deemed to end or fall on the next date following such Sunday or legal holiday which is not a Sunday or legal holiday.